Beth-ann Roth, P.C.
                             9204 Saint Marks Place
                          Fairfax, Virginia 22031-3046
                                 (703) 352-0095
                              (703) 352-2329 (fax)

         (admitted in Florida and the District of Columbia)

                                January 18, 2000


Filing Desk
Securities & Exchange Commission
450 Fifth St., N.W.
Washington, D.C. 20549

     RE:  Monument Series Fund, Inc. (the "Fund")
          File Nos. 33-26223 and 811-8199

Dear Commissioners:

     Electronically transmitted for filing, under the Securities Act of 1933 ("1933 Act") and the Investment Company Act of 1940 ("1940 Act") pursuant to Rule 485(a) under the 1933 Act, is Post-Effective Amendment No. 7 under the 1933 Act and Amendment No. 9 under the 1940 Act to the Fund's Registration Statement.

      The primary purpose of this filing is to reflect a change to the sales charge applicable to each of the series of the Fund, which is being raised from 4.75% to 5.75%. In addition, the Fund will begin to engage in options transactions and securities lending. Accordingly, appropriate disclosure is being added to the prospectus, and the disclosure in the Statement of Additional Information is being enhanced.

      We hereby respectfully request acceleration of this filing to January 26 or sooner, if possible. As soon as this filing becomes effective, the Fund intends to file Post-Effective Amendment No. 8 in order to add disclosure relating to several material changes that are proposed to be adopted, as well as to add two additional series. The Fund believes it is in the best interest of the Fund for the changes proposed in this filing to become effective as soon as possible, rather than to await the effectiveness of the changes proposed to be made in the Fund's next filing.

     If you have any questions, please call me at (703) 352-0095.

                                   Sincerely,



                                   Beth-ann Roth

cc:  David A. Kugler
     Mary Cole